Exhibit 99.1

FOR IMMEDIATE RELEASE

LA QUINTA HOLDINGS INC. REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

 Fourth Quarter RevPAR Increased 3.4 percent; Fourth Quarter Franchise and other Fee-based Revenue Grew 5.1 percent

IRVING, Texas (February 28, 2018) – La Quinta Holdings Inc. (“La Quinta” or the “Company”) (NYSE: LQ) today reported its fourth quarter and full year results for the period ended December 31, 2017.

Fourth Quarter 2017 Highlights

•

Grew system-wide comparable RevPAR 3.4 percent; excluding the owned hotels significantly impacted by Hurricanes Irma and Harvey and the owned hotels undergoing significant renovation, system-wide RevPAR grew 5.6 percent

•	Increased franchise and other fee-based revenue 5.1 percent

•

System-wide RevPAR Index decreased by 112 basis points; excluding the owned hotels significantly impacted by Hurricanes Irma and Harvey and the owned hotels undergoing significant renovation, system-wide RevPAR Index grew nearly 100 basis points

•	Opened 12 franchise hotels, totaling over 1,000 rooms, including the 10th location in Mexico

•

Increased franchise pipeline to 261 hotels, representing approximately 24,500 additional rooms, and continued to expand the brand’s footprint with 21 new franchise agreements including key locations in downtown Los Angeles and downtown Spokane, Sacramento, Atlanta and Tula de Allende, Mexico

•	Reported Net Income of $121.2 million, including approximately $132 million of income tax benefit related to recent tax legislation, and Adjusted Net Loss of $6.4 million

•	Generated Net Income per Share of $1.03, including $1.13 related to the income tax benefit of recent tax legislation, and Adjusted Net Loss per Share was $0.05

Full Year 2017 Highlights

•

Grew system-wide comparable RevPAR 2.9 percent; excluding the owned hotels significantly impacted by Hurricanes Irma and Harvey, and the owned hotels undergoing significant renovation, system-wide RevPAR grew 4.4 percent

•	Increased franchise and other fee-based revenue 7.6 percent

•

System-wide comparable RevPAR Index increased by 138 basis points; excluding the owned hotels significantly impacted by Hurricanes Irma and Harvey, and the owned hotels undergoing significant renovation, system-wide RevPAR Index grew nearly 200 basis points

•	Opened 36 franchise hotels representing 3,100 rooms and grew the number of rooms in the development pipeline by 6 percent
•	Generated $326.9 million of Total Adjusted EBITDA

•	Reported Net Income of $152.0 million, including approximately $132 million of income tax benefit related to recent tax legislation, and Adjusted Net Income of $34.4 million
•	Generated Net Income per Share of $1.30, including $1.13 related to the income tax benefit of recent tax legislation, and Adjusted Earnings per Share was $0.29

•	Completed the construction phase of 27 renovations as part of the Company’s owned hotel repositioning effort, with an additional 11 projects finishing the construction phase in January of 2018

Overview

“2017 was an exciting year for La Quinta.  We delivered impressive gains in RevPAR and guest satisfaction scores, took back market share, and continued to build momentum as we executed on our key strategic initiatives to deliver a consistent product, to consistently deliver an outstanding guest experience and to drive engagement with our brand,” said Keith A. Cline, President and Chief Executive Officer of La Quinta.  “We completed the significant renovation of 27 owned hotels in our repositioning program and are encouraged by their early performance as the properties are being re-introduced within their respective markets.  We also added to an already-strong pipeline that will allow La Quinta to further expand its reach into new markets and take advantage of the brand’s unique growth opportunity in the industry. We achieved all of this despite the disruption we experienced in the fourth quarter due to damage caused by the hurricanes, especially in Florida where Hurricane Irma had, and continues to have, a significant impact on our business.”

Mr. Cline continued, “Looking ahead, 2018 is going to be a year of realizing the benefits of our investments, hurricane recovery, and transitioning the brand.  As we progress through the year, we will have more repositioned hotels with construction completed and ramping up as they are reintroduced to their markets – building on the positive early results we have already seen.  Rooms out of service at hurricane-impacted hotels will come back on line repaired and refreshed.  And we are continuing our work to effect the spin-off of our owned hotel assets as CorePoint Lodging as well as the sale of our franchise and management business to Wyndham Hotel Group.  These are exciting opportunities for the La Quinta brand, which we believe will continue to grow and thrive, and for our owned hotel portfolio as it moves forward as CorePoint Lodging, all of which we believe will yield long-term benefits to our stakeholders.”

Financial Overview

For the fourth quarter of 2017, the Company grew system-wide comparable RevPAR 3.4 percent over the same period of 2016, driven by 8.1 percent growth in its franchise locations and a 2.0 percent decline in its owned hotels. For the full year 2017, the Company grew system-wide comparable RevPAR 2.9 percent over 2016, driven by 5.3 percent growth in its franchise locations and 20 basis points of growth in its owned hotels.  Excluding the impact of the owned hotels undergoing significant renovation as part of the repositioning effort and the owned hotels affected by Hurricanes Harvey and Irma, system-wide comparable RevPAR increased 5.6 percent in the fourth quarter and 4.4 percent for the full year 2017. The Company grew franchise and other fee-based revenue 5.1 percent in the fourth quarter of 2017, and 7.6 percent for the full year, over the same periods of 2016.

For the fourth quarter of 2017, the Company reported net income of $121.2 million, including approximately $132 million of income tax benefit related to tax reform, and Adjusted Net Loss of $6.4 million. Net Income per Share was $1.03, including approximately $1.13 related to changes in tax legislation, and Adjusted Loss per Share was $0.05.  For the full year 2017, the Company reported net income of $152.0 million and Adjusted Net Income of $34.4 million. Net Income per Share was $1.30 and Adjusted Earnings per Share was $0.29.

Total Adjusted EBITDA for the fourth quarter of 2017 was $60.2 million and for the full year 2017 was $326.9 million. Total Adjusted EBITDA in both periods, as compared to the prior year periods, was affected by the sale of owned hotels in 2016 and early 2017.  These hotels contributed revenues of approximately $3.0 million and Total Adjusted EBITDA of approximately $1 million in the fourth quarter of 2016, and approximately $29 million of revenues and Total Adjusted EBITDA of $9 million for the full year 2016, which did not recur in 2017. Total Adjusted EBITDA was also impacted by competitive wage pressures as well as an elevated presence of third-party booking agents in the Company’s channel mix as compared to the prior year.

Hurricanes Harvey and Irma had a significant impact on the Company’s business, ultimately lifting the performance at the franchise hotels, but creating significant challenges for certain owned hotels, particularly those in Florida affected by Hurricane Irma. The positive impact of the hurricanes on the franchise hotels and the negative impact of the hurricanes on the owned hotels was greater in the fourth quarter than originally anticipated.  The Company estimates that the impact of the hurricanes on fourth quarter results was a reduction of approximately $6 million in Total Adjusted EBITDA.

The Company’s system-wide portfolio, as of December 31, 2017, is located across 48 states in the U.S., as well as in Canada, Mexico, Honduras and Colombia. The portfolio includes:

	December 31, 2017		December 31, 2016
	# of hotels	# of rooms	# of hotels	# of rooms
Owned (1)	316	40,400	321	41,000
Joint Venture	1	200	1	200
Franchised(2)	585	47,800	566	46,000
Totals	902	88,400	888	87,200

(1)

As of December 31, 2017 and 2016, Owned included three hotels (400 rooms) and five hotels (700 rooms), respectively, designated as assets held for sale, which are subject to definitive purchase agreements

(2)

As of December 31, 2017 and 2016, Franchised included three hotels (400 rooms) and five hotels (600 rooms), respectively, under temporary franchise agreements related to formerly owned hotels which are in the process of leaving the system

The results of operations for the Company for the three months ended December 31, 2017 and 2016 include the following highlights  ($ in thousands, except per share amounts):

	Three Months Ended December 31,
	2017 (1)	2016 (1)	% Change
Total Revenue	$214,279	$222,616	-3.7%
Franchise and Management Segment Adj. EBITDA	27,198	27,585	-1.4%
Owned Hotels Segment Adj. EBITDA	41,389	51,382	-19.4%
Total Adj. EBITDA	60,193	69,933	-13.9%
Total Adj. EBITDA margin	28.1%	31.4%
Operating Income	4,890	22,214	-78.0%
Operating Income Margin	2.3%	10.0%
Adj. Operating Income	12,362	23,716	-47.9%
Adj. Operating Income Margin	5.8%	10.7%

(1)	2016 results include approximately $3 million of total revenues and approximately $1 million of Total Adjusted EBITDA from hotels sold in 2016 and 2017

	Three Months Ended		Three Months Ended
	December 31, 2017		December 31, 2016		% Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income		Diluted EPS
Net Income Attributable to La Quinta Holdings’ stockholders	$121,175	$1.03	$(28)	$—	NM	(1)	NM	(1)
Adjusted Net (Loss) Income Attributable to La Quinta Holdings’ stockholders	$(6,418)	$(0.05)	$873	$0.01	NM	(1)	NM	(1)

(1)	Change in terms of percentage is not meaningful

The results of operations for the Company for the years ended December 31, 2017 and 2016 include the following highlights ($ in thousands, except per share amounts):

	Years Ended December 31,
	2017 (1)	2016 (1)	% Change
Total Revenue	$980,630	$1,006,254	-2.5%
Franchise and Management Segment Adj. EBITDA	118,516	116,806	1.5%
Owned Hotels Segment Adj. EBITDA	250,344	279,536	-10.4%
Total Adj. EBITDA	326,872	360,378	-9.3%
Total Adj. EBITDA margin	33.3%	35.8%
Operating Income	120,772	78,464	53.9%
Operating Income Margin	12.3%	7.8%
Adj. Operating Income	144,878	177,814	-18.5%
Adj. Operating Income Margin	14.8%	17.7%

(1)	2016 results include approximately $29 million of total revenues and approximately $9 million of Total Adjusted EBITDA from hotels sold in 2016 and 2017

	Year Ended		Year Ended
	December 31, 2017		December 31, 2016		% Change
	Net Income	Diluted EPS	Net (Loss) Income	Diluted EPS	Net (Loss) Income		Diluted EPS
Net Income (Loss) Attributable to La Quinta Holdings’ stockholders	$151,965	$1.30	$(1,288)	$(0.01)	NM	(1)	NM	(1)
Adjusted Net Income Attributable to La Quinta Holdings’ stockholders	$34,353	$0.29	$58,322	$0.49	-41.1%		-40.8%

(1)	Change in terms of percentage is not meaningful
Comparable hotel statistics	Three Months Ended December 31, 2017	Variance Three Months Ended December 31, 2017 vs. 2016		Year Ended December 31, 2017	Variance year ended December 31, 2017 vs. 2016
Owned hotels
Occupancy	58.9%	-185	bps	64.9%	-58	bps
ADR	$82.01	1.1%		$85.53	1.1%
RevPAR	$48.33	-2.0%		$55.54	0.2%
Franchised hotels
Occupancy	66.2%	288	bps	69.2%	218	bps
ADR	$91.83	3.4%		$95.20	2.0%
RevPAR	$60.79	8.1%		$65.91	5.3%
System-wide
Occupancy	62.6%	53	bps	67.1%	81	bps
ADR	$87.24	2.5%		$90.55	1.7%
RevPAR	$54.60	3.4%		$60.75	2.9%

	Three Months Ended December 31, 2017	Variance three months ended December 31, 2017 vs. 2016	Year Ended December 31, 2017	Variance year ended December 31, 2017 vs. 2016
RevPAR Index(1)	93.5%	-112 bps	95.6%	138 bps

(1)	Information based on the STR competitive set of hotels existing as of December 31, 2017

Development

During the fourth quarter of 2017, the Company opened a total of 12 franchised hotels (over 1,000 rooms) and terminated three franchised hotels, resulting in a net increase of nine open and operating franchised hotels during the fourth quarter.  For the full year 2017, the Company opened a total of 36 franchised hotels, including one temporary franchise hotel, and had 17 terminations including two temporary hotels, resulting in a net increase of 19 open and operating franchised hotels. The elevated level of franchise terminations was in keeping with the Company’s overall strategy to drive consistency in its product. As of December 31, 2017, the Company had a pipeline of 261 franchised hotels totaling approximately 24,500 rooms, to be located in the United States, Mexico, Colombia, Nicaragua, Guatemala, Chile, and El Salvador.

Owned Hotel Portfolio

As of December 31, 2017, the Company had three hotels held for sale. During the fourth quarter of 2017, the Company closed on the sale of one hotel and entered into an agreement to sell an owned hotel located in Oakbrook Terrace, Illinois. In addition, during the fourth quarter, construction progressed on the portfolio of approximately 50 owned hotels which the Company believes have the opportunity to be repositioned upward within their markets in order to drive enhanced guest experience and revenue growth. As of the end of 2017, 27 of these hotels had completed the construction phase of the project and are now in the process of being reintroduced to their markets with encouraging early results.

Balance Sheet and Liquidity

As of December 31, 2017, the Company had approximately $1.7 billion of outstanding indebtedness with a weighted average interest rate of approximately 4.5%, including the impact of an interest rate swap.  Total cash and cash equivalents was $140.8 million as of December 31, 2017.

Outlook

On January 18, 2018, Wyndham Worldwide Corporation (“Wyndham”) and La Quinta announced that they entered into a definitive agreement under which Wyndham will acquire La Quinta’s franchise and management business for $1.95 billion in cash.  The acquisition is expected to close in the second quarter of 2018, immediately following completion of the planned taxable spin-off of La Quinta’s owned real estate assets into a new publicly-traded real estate investment trust  (the “Spin”), CorePoint Lodging Inc. (“CorePoint Lodging”).

Given the expected timeline to close these transactions, La Quinta is not providing guidance for 2018.  Near the time of the Spin, management of CorePoint Lodging expects to conduct investor education meetings during which, among other items, financial and strategic outlooks will be provided.

Webcast and Conference Call

The Company will hold a conference call with prepared remarks for investors and other interested parties beginning at 5:30 p.m. Eastern Time on Wednesday, February 28, 2018.  Given the anticipated timing of the planned separation of the Company’s owned real estate assets, and the pending acquisition of the Company’s franchise and management business by Wyndham, the Company will not be hosting a question and answer session during the call.  The conference call may be accessed in listen-only mode by dialing (844) 395-9252, or (478) 219-0505 for international participants, and enter passcode 7975379.

Listeners may also access the live call via webcast by visiting the Company's investor relations website at www.lq.com/investorrelations. You are encouraged to dial into the call or link to the webcast at least fifteen minutes prior to the scheduled start time.  The replay of the call will be available from approximately 8:00 a.m. Eastern Time on March 1, 2018 through midnight Eastern Time on March 8, 2018. To access the replay, the domestic dial-in number is (855) 859-2056, the international dial-in number is (404) 537-3406, and the passcode is 7975379. The archive of the webcast will be available on the Company's website for a limited time.

Forward-Looking Statements

The foregoing contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These forward-looking statements include statements relating to the expected timing, completion and effects of the proposed merger, separation and Spin, as well as other statements representing management’s beliefs about, future events, transactions, strategies, operations and financial results, including, without limitation, our expectations with respect to the costs and other anticipated financial impacts of the Spin and merger; future financial and operating results of CorePoint Lodging and La Quinta; the ability of La Quinta, CorePoint Lodging and Wyndham to complete the contemplated financing transactions and reorganizations in connection with the merger and the Spin; La Quinta’s plans, objectives, expectations and intentions with respect to future operations and services; required approvals to complete the merger and the Spin by our stockholders and by governmental regulatory authorities, and the timing and conditions for such approvals; the stock price of CorePoint Lodging following the consummation of the transactions; the stock price of La Quinta prior to the consummation of the transactions; and the satisfaction of the closing conditions to the proposed merger and the Spin. Such forward-looking statements often contain words such as “assume,” “will,” “anticipate,” “believe,” “predict,” “project,” “potential,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should,” “would,” “could,” “goal,” “seek,” “hope,” “aim,” “continue” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others, those risks and uncertainties described in any of our filings with the SEC. You are urged to carefully consider all such factors. Although it is believed that the expectations reflected in such forward-looking statements are reasonable and are expressed in good faith, such expectations may not prove to be correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements which speak only to expectations as of the date of this communication. We do not undertake or plan to update or revise forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this communication, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized.

If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this communication, such statements or disclosures will be deemed to modify or supersede such statements in this communication.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of La Quinta by Wyndham. In connection with this proposed acquisition, La Quinta may file one or more proxy statements or other documents with the Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement or other document La Quinta may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF LA QUINTA ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of La Quinta. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by La Quinta through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by La Quinta will be available free of charge on La Quinta’s internet website at www.lq.com or upon written request to: Secretary, La Quinta Holdings Inc., 909 Hidden Ridge, Suite 600, Irving, TX 75038, or by telephone at (214) 492-6600.

Participants in Solicitation

La Quinta, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in such solicitation in connection with the proposed merger will be set forth in the proxy statement if and when it is filed with the SEC. Information about the directors and executive officers of La Quinta is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on March 1, 2017, its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on April 7, 2017, its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017 which were filed with the SEC on May 5, 2017, August 7, 2017 and November 2, 2017, respectively, and its Current Reports on Form 8-K, which were filed with the SEC on January 18, 2017, February 28, 2017, May 3, 2017, May 23, 2017, July 26, 2017, August 7, 2017, September 7, 2017, November 1, 2017, January 18, 2018 and February 2, 2018.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

La Quinta Holdings Inc.
909 Hidden Ridge, Suite 600
Irving, Texas  75038
Tel. 214-492-6600
www.lq.com

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release including Total Adjusted EBITDA, Total Adjusted EBITDA margins, Segment Adjusted EBITDA, Adjusted Net Income, Adjusted Operating Income and Adjusted Earnings Per Share. Please see the schedules to this press release for additional information and reconciliations of such non-GAAP financial measures for historical periods.

About La Quinta Holdings Inc.

La Quinta Holdings Inc. (LQ) is a leading owner, operator and franchisor of select-service hotels primarily serving the upper-midscale and midscale segments. The Company’s owned and franchised portfolio consists of approximately 900 properties representing over 87,500 rooms located in 48 states in the U.S., and in Canada, Mexico, Honduras and Colombia. These properties operate under the La Quinta Inn & Suites®™, La Quinta Inn®™ and LQ Hotel®™ brands. La Quinta’s team is committed to providing guests with a refreshing and engaging experience. For more information, please visit: www.LQ.com.

From time to time, La Quinta may use its website as a distribution channel of material company information. Financial and other important information regarding the Company is routinely accessible through and posted on its website at

www.lq.com/investorrelations. In addition, you may automatically receive email alerts and other information about La Quinta when you enroll your email address by visiting the Email Alerts section at www.lq.com/investorrelations.

Contacts:

Investor Relations Media

Kristin HaysTeresa Ferguson

214-492-6896214-492-6937

investor.relations@laquinta.com  Teresa.Ferguson@laquinta.com

LA QUINTA HOLDINGS INC.

BALANCE SHEETS

(in thousands, except share data)

	December 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$140,849	$160,596
Accounts receivable, net of allowance for doubtful accounts of $4,296 and $4,022	66,183	45,337
Assets held for sale	8,706	29,544
Other current assets	12,015	9,943
Total Current Assets	227,753	245,420
Property and equipment, net of accumulated depreciation	2,506,523	2,456,780
Intangible assets, net of accumulated amortization	175,982	177,002
Other non-current assets	42,838	13,321
Total Non-Current Assets	2,725,343	2,647,103
Total Assets	$2,953,096	$2,892,523
LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$17,514	$17,514
Accounts payable	48,757	38,130
Accrued expenses and other liabilities	59,587	64,581
Accrued payroll and employee benefits	52,113	38,467
Accrued real estate taxes	20,782	21,400
Total Current Liabilities	198,753	180,092
Long-term debt	1,670,447	1,682,436
Other long-term liabilities	21,833	29,130
Deferred tax liabilities	233,765	343,028
Total Liabilities	2,124,798	2,234,686
Commitments and Contingencies
Equity:
Preferred Stock, $0.01 par value; 100,000,000 shares authorized and none outstanding as of December 31, 2017 and December 31, 2016	$—	$—
Common Stock, $0.01 par value; 2,000,000,000 shares authorized at December 31, 2017 and December 31, 2016; 132,478,073 shares issued and 117,345,996 shares outstanding as of December 31, 2017 and 131,750,715 shares issued and 116,790,470 shares outstanding as of December 31, 2016	1,325	1,318
Additional paid-in-capital	1,181,639	1,165,651
Accumulated deficit	(144,041)	(296,006)
Treasury stock at cost, 15,132,077 shares at December 31, 2017 and 14,960,245 shares at December 31, 2016	(212,461)	(209,523)
Accumulated other comprehensive loss	(760)	(6,372)
Noncontrolling interests	2,596	2,769
Total Equity	828,298	657,837
Total Liabilities and Equity	$2,953,096	$2,892,523

LA QUINTA HOLDINGS INC.

STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(unaudited)
REVENUES:
Room revenues	$175,877	$185,880	$819,547	$855,302
Franchise and other fee-based revenues	27,605	26,272	114,600	106,468
Other hotel revenues	4,289	4,590	18,972	19,334
	207,771	216,742	953,119	981,104
Brand marketing fund revenues from franchised properties	6,508	5,874	27,511	25,150
Total Revenues	214,279	222,616	980,630	1,006,254
OPERATING EXPENSES:
Direct lodging expenses	101,507	98,747	416,682	409,886
Depreciation and amortization	38,031	36,108	148,421	147,081
General and administrative expenses	37,387	29,264	142,938	115,715
Other lodging and operating expenses	16,870	16,433	56,180	62,281
Marketing, promotional and other advertising expenses	11,243	12,474	70,613	68,327
Impairment loss	189	3,640	1,178	104,258
Gain on sales	(2,346)	(2,138)	(3,665)	(4,908)
	202,881	194,528	832,347	902,640
Brand marketing fund expenses from franchised properties	6,508	5,874	27,511	25,150
Total Operating Expenses	209,389	200,402	859,858	927,790
Operating Income	4,890	22,214	120,772	78,464
OTHER INCOME (EXPENSES):
Interest expense, net	(20,688)	(20,400)	(81,617)	(81,419)
Other income	675	57	1,416	2,345
Total Other Expenses, net	(20,013)	(20,343)	(80,201)	(79,074)
(Loss) Income Before Income Taxes	(15,123)	1,871	40,571	(610)
Income tax benefit (expense)	136,341	(1,852)	111,556	(493)
NET INCOME (LOSS)	121,218	19	152,127	(1,103)
Less: net income attributable to noncontrolling interests	(43)	(47)	(162)	(185)
Net Income (Loss) Attributable to La Quinta Holdings’ Stockholders	$121,175	$(28)	$151,965	$(1,288)

RECONCILIATIONS

The tables below provide a reconciliation of EBITDA and Total Adjusted EBITDA to Net Income (Loss), a reconciliation of Adjusted Operating Income to Operating Income, and a reconciliation of Adjusted Net Income and Adjusted Earnings Per Share to Net (Loss) Income and Earnings Per Share. The Company believes this financial information provides meaningful supplemental information. The Company further believes the presentation of Total Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted Earnings Per Share provides meaningful information because it excludes the impact of certain special items and/or certain items that are not expected to have an ongoing effect on its operations. This represents how management views the business and reviews its operating performance. It is also used by management when publicly providing the business outlook.

“EBITDA” and “Total Adjusted EBITDA.” Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a commonly used measure in many industries. The Company adjusts EBITDA when evaluating its performance because the Company believes that the adjustment for certain items, such as restructuring and acquisition transaction expenses, impairment charges related to long-lived assets, non-cash equity-based compensation, discontinued operations, and other items not indicative of ongoing operating performance, provides useful supplemental information to management and investors regarding its ongoing operating performance. The Company believes that EBITDA and Total Adjusted EBITDA provide useful information to investors about it and its financial condition and results of operations for the following reasons: (i) EBITDA and Total Adjusted EBITDA are among the measures used by the Company’s management team to evaluate its operating performance and make day-to-day operating decisions; and (ii) EBITDA and Total Adjusted EBITDA are frequently used by securities analysts, investors, lenders and other interested parties as a common performance measure to compare results or estimate valuations across companies in the Company’s industry.

EBITDA and Total Adjusted EBITDA are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net (loss) income, cash flow or other methods of analyzing the Company’s results as reported under GAAP. Some of these limitations are:

•	EBITDA and Total Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company’s working capital needs;
•	EBITDA and Total Adjusted EBITDA do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments, on its indebtedness;
•	EBITDA and Total Adjusted EBITDA do not reflect the Company’s tax expense or the cash requirements to pay its taxes;
•	EBITDA and Total Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•	EBITDA and Total Adjusted EBITDA do not reflect the impact on earnings or changes resulting from matters that the Company considers not to be indicative of its future operations;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Total Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in the Company’s industry may calculate EBITDA and Total Adjusted EBITDA differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Total Adjusted EBITDA should not be considered as discretionary cash available to the Company to reinvest in the growth of its business or as measures of cash that will be available to the Company to meet its obligations.

“Total Adjusted EBITDA margin” represents the ratio of Total Adjusted EBITDA to total revenues.

“Adjusted operating income (loss)” represents the Company’s reported operating income (loss), adjusted to exclude the impact of items not indicative of ongoing operating performance. Adjusted operating income (loss) is presented to provide additional perspective on underlying trends in the Company’s operating results.

“Adjusted Net Income” and “Adjusted Earnings Per Share” are not recognized terms under U.S. GAAP and should not be considered as alternatives to net income (loss), earnings per share, or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company’s definitions of Adjusted Net Income and Adjusted Earnings Per Share may not be comparable to similarly titled measures of other companies.

Adjusted Net Income and Adjusted Earnings Per Share are included to assist investors in performing meaningful comparisons of past, present and future operating results and as a means of highlighting the results of the Company’s ongoing operations in a comparable format.

TOTAL ADJUSTED EBITDA NON-GAAP RECONCILIATION

(unaudited, in thousands)

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016	Year Ended December 31, 2017	Year Ended December 31, 2016
Operating income	$4,890	$22,214	$120,772	$78,464
Interest expense, net	(20,688)	(20,400)	(81,617)	(81,419)
Other income	675	57	1,416	2,345
Income tax benefit (expense)	136,341	(1,852)	111,556	(493)
Income from noncontrolling interest	(43)	(47)	(162)	(185)
Net Income (Loss) attributable to La Quinta Holdings’ Stockholders	121,175	(28)	151,965	(1,288)
Interest expense	21,024	20,476	82,608	81,666
Income tax (benefit) expense	(136,341)	1,852	(111,556)	493
Depreciation and amortization	38,720	36,376	149,951	147,996
Noncontrolling interest	43	47	162	185
EBITDA	44,621	58,723	273,130	229,052
Impairment loss	189	3,640	1,178	104,258
Gain on sales	(2,346)	(2,138)	(3,665)	(4,908)
Loss on retirement of assets	2,485	—	2,485	—
Loss related to casualty disasters	2,791	3,333	1,557	3,051
Equity-based compensation	2,411	3,342	13,338	14,153
Amortization of software service agreements	2,369	2,144	9,514	9,050
Retention plan	2,897	—	11,384	—
Reorganization costs	6,732	—	15,209	—
Other (gains) losses, net	(1,956)	889	2,742	5,722
Total Adjusted EBITDA	$60,193	$69,933	$326,872	$360,378

SEGMENT REVENUES AND TOTAL ADJUSTED EBITDA RECONCILIATION

(unaudited, in thousands)

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016	Year Ended December 31, 2017	Year Ended December 31, 2016
Revenues
Owned Hotels	$181,202	$191,308	$842,950	$879,653
Franchise and management	27,198	27,585	118,516	116,806
Segment revenues	208,400	218,893	961,466	996,459
Other fee-based revenues from franchised properties	6,508	5,874	27,511	25,150
Corporate and other	28,938	28,802	124,970	124,757
Intersegment elimination	(29,567)	(30,953)	(133,317)	(140,112)
Total revenues	$214,279	$222,616	$980,630	$1,006,254
Total Adjusted EBITDA
Owned Hotels	$41,389	$51,382	$250,344	$279,536
Franchise and management	27,198	27,585	118,516	116,806
Segment Adjusted EBITDA	68,587	78,967	368,860	396,342
Corporate and other	(8,394)	(9,034)	(41,988)	(35,964)
Total Adjusted EBITDA	$60,193	$69,933	$326,872	$360,378

ADJUSTED OPERATING INCOME NON-GAAP RECONCILIATION

(unaudited, in thousands)

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016	Year Ended December 31, 2017	Year Ended December 31, 2016
Operating income	$4,890	$22,214	$120,772	$78,464
Impairment loss	189	3,640	1,178	104,258
Retention plan	2,897	—	11,384	—
Reorganization costs	6,732	—	15,209	—
Gain on sales	(2,346)	(2,138)	(3,665)	(4,908)
Adjusted operating income	$12,362	$23,716	$144,878	$177,814

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

NON-GAAP RECONCILIATION

(unaudited, in thousands, except per share data)

	Three Months Ended December 31, 2017		Three Months Ended December 31, 2016

	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share
Net Income attributable to La Quinta Holdings’ Stockholders	$121,175	1.03	$(28)	$—
Impact of tax reform	(132,076)	(1.13)	—	—
Impairment loss	189	—	3,640	0.03
Retention plan	2,897	0.02	—	—
Reorganization costs	6,732	0.07	—	—
Gain on sales	(2,346)	(0.02)	(2,138)	(0.02)
Tax impact of adjustments	(2,989)	(0.02)	(601)	—
Adjusted Net Income attributable to La Quinta Holdings’ Stockholders	$(6,418)	(0.05)	$873	$0.01
Weighted average common shares outstanding, basic		116,105		115,815
Weighted average common shares outstanding, diluted		117,094		116,079

	Year Ended December 31, 2017		Year Ended December 31, 2016

	Net Income	Diluted Earnings Per Share	Net (Loss) Income	Diluted (Loss) Earnings Per Share
Net Income (Loss) attributable to La Quinta Holdings’ Stockholders	$151,965	$1.30	$(1,288)	$(0.01)
Impact of tax reform	(132,076)	(1.13)	—	—
Impairment loss	1,178	0.01	104,258	0.88
Retention plan	11,384	0.10	—	—
Reorganization costs	15,209	0.13	—	—
Gain on sales	(3,665)	(0.03)	(4,908)	(0.04)
Tax impact of adjustments	(9,642)	(0.09)	(39,740)	(0.34)
Adjusted Net Income attributable to La Quinta Holdings’ Stockholders	$34,353	$0.29	$58,322	$0.49
Weighted average common shares outstanding, basic		116,030		118,114
Weighted average common shares outstanding, diluted		116,682		118,233

LA QUINTA HOLDINGS INC.

CERTAIN DEFINED TERMS

“ADR” or “average daily rate” means hotel room revenues divided by total number of rooms sold in a given period.

“comparable hotels” means hotels that: were active and operating in the Company’s system for at least one full calendar year as of the end of the applicable period and were active and operating as of January 1st of the previous year; except for (i) hotels that sustained substantial property damage or other business interruption, (ii) owned hotels that become subject to a purchase and sale agreement, or (iii) hotels in which comparable results are otherwise not available. Management uses comparable hotels as the basis upon which to evaluate ADR, occupancy, RevPAR and RevPAR Index on a system-wide basis and for each of the Company’s reportable segments.

“occupancy” means the total number of rooms sold in a given period divided by the total number of rooms available at a hotel or group of hotels.

“RevPAR” or “revenue per available room” means the product of the ADR charged and the average daily occupancy achieved.

“RevPAR Index” measures a hotel’s fair market share of its competitive set’s revenue per available room.

“system-wide” refers collectively to the Company’s owned, franchised and managed hotel portfolios.